SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant to §240.14a-11 or §240.14a-12

MEDICAL ACTION INDUSTRIES INC.

(Name of Registrant as Specified in its Charter)

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Notice of

2010

Annual Meeting

and

Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN

PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Medical Action Industries Inc.

500 Expressway Drive South

Brentwood, NY 11717

MEDICAL ACTION INDUSTRIES INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 12, 2010

To the Stockholders of Medical Action Industries, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MEDICAL ACTION INDUSTRIES INC. will be held on Thursday, August 12, 2010 at the Hyatt Regency Wind Watch, 1717 Motor Parkway, Hauppauge, New York 11788 at 9:00 a.m., Eastern Time (the “Annual Meeting”) for the following purposes:

1.	To elect two Class II directors to serve until the 2013 Annual Meeting of Stockholders;

2.	To consider and act upon the ratification of the Audit Committee’s selection of Grant Thornton LLP as the independent registered public accountants for the fiscal year ending March 31, 2011; and

3.	To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on Tuesday, June 15, 2010 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of all stockholders will be available for inspection at the Annual Meeting, and during normal business hours at least ten days prior thereto, at our principal executive offices, which are located at 500 Expressway Drive South, Brentwood, NY 11717.

In accordance with new rules approved by the Securities and Exchange Commission, beginning on or about June 23, 2010, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy statement and vote online and made our proxy materials available to our stockholders over the Internet.

Your vote is important. We urge you to review the accompanying materials carefully and to vote by telephone or Internet as promptly as possible. Alternatively, you may request a proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Charles L. Kelly
Corporate Secretary

Dated:	Brentwood, New York
June 17, 2010

MEDICAL ACTION INDUSTRIES INC.

500 EXPRESSWAY DRIVE SOUTH

BRENTWOOD, NY 11717

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 12, 2010

SOLICITATION OF PROXIES

Purpose, Place, Date and Time

This proxy statement is furnished to stockholders of Medical Action Industries Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors (our “Board”) for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Hyatt Regency Wind Watch, 1717 Motor Parkway, Hauppauge, New York 11788, on Thursday, August 12, 2010 at 9:00 a.m., Eastern Time, including any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

Delivery of Proxy Materials

On or about June 23, 2010, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy materials and vote online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board for the Annual Meeting.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Expenses of Solicitation

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders in connection with the Annual Meeting. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have retained American Stock Transfer and Trust Company, Innisfree, M&A Incorporated and Broadridge Financial Solutions to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay total fees of approximately $25,000. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

Stockholders Sharing the Same Last Name and Address

We are sending only one copy of our Annual Report to Stockholders and our proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of our Annual Report to Stockholders and our proxy statement mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copes to you if you submit your request to our Corporate Secretary at Medical Action Industries Inc., 500 Expressway Drive South, Brentwood, NY 11717 or call us at 631-231-4600. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

VOTING OF SECURITIES

Record Date; Stockholders Entitled to Vote

At the close of business on June 15, 2010, the record date (the “Record Date”) for the determination of stockholders entitled to vote at the Annual Meeting, we had outstanding, approximately 16,351,411 shares of common stock, par value $.001 per share. The holders of our common stock are entitled to one vote for each share held on the Record Date.

Quorum

In order to carry on the business of the Annual Meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares if they do not receive timely instructions from the beneficial owners. At the Annual Meeting, brokers will not have discretionary authority to vote on Proposal 1 (election of directors) in the absence of timely instructions from the beneficial owners; however, brokers will have discretionary authority to vote on Proposal 2 (ratification of independent registered accounting firm selection). As a consequence, there will be no broker non-votes with regard to Proposal 2.

You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee. [If you vote “WITHHOLD AUTHORITY,” your vote will be counted for purposes of determining the presence or absence of a quorum but will have no legal effect on the election of directors under Delaware law.]

You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm. [In the ratification of the appointment of our independent registered public accounting firm, abstentions will have the same effect as a vote “against” ratification.]

Methods of Voting

If you are a stockholder of record, you may vote by mailing a completed proxy card, via the Internet, by telephone or in person at the Annual Meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate your identity, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

If you are a street name holder (meaning that your shares are held in a brokerage account by a bank, broker or other nominee), you may direct your broker or nominee how to vote your shares; however, you may not vote in person at the Annual Meeting unless you have obtained a signed proxy from the record holder giving you the right to vote on your beneficially owned shares. In addition, if you are a street name holder, you may vote by telephone or over the Internet if your bank or broker makes those methods available, in which case the bank or broker enclosed the instructions with the proxy statement.

Vote Required

The election of directors will require a plurality of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. The proposal to ratify selection of the independent registered public accounting firm will require the affirmative vote of the holders of a majority of the shares of common stock of the company present in person or by proxy at the Annual Meeting.

Properly executed proxies will be voted as directed. If no direction is indicated therein, proxies received in response to this solicitation will be voted FOR: (1) the election of each individual nominated for election as Class II directors; (2) the ratification of the Audit Committee’s selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011; and (3) as recommended by our Board with regard to any other matters that properly come before the Annual Meeting, or if no recommendation is given, at the discretion of the appointed proxies.

Revocation of Proxies

If you are a registered stockholder (meaning your shares are registered directly in your name with our transfer agent) you may revoke your proxy at any time prior to the vote tabulation at the Annual Meeting by: (1) sending in an executed proxy card with a later date, (2) timely submitting a proxy with new voting instructions by telephone or over the Internet, (3) sending a written notice of revocation by mail to our Corporate Secretary at Medical Action Industries Inc., 500 Expressway Drive South, Brentwood, NY 11717 marked “Proxy Information Enclosed, Attention: Corporate Secretary” or (4) attending and voting in person by completing a ballot at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a completed and delivered proxy card.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

CORPORATE GOVERNANCE MATTERS

General

We are committed to good corporate governance. Our Board has adopted several governance documents to guide the operation and direction of our Board and its committees, including our Code of Ethics and charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee. Each of these documents is available on our website at http://www.medical-action.com and stockholders may obtain a printed copy, free of charge, by sending a written request to our Corporate Secretary at Medical Action Industries Inc., 500 Expressway Drive South, Brentwood, NY 11717.

Director Independence

As required under the listing standards of The NASDAQ Stock Market LLC (the “NASDAQ Listing Standards”), a majority of the members of our Board must qualify as independent, as affirmatively determined by our Board. Our Board evaluated all relevant transactions and relationships between each director, or any of his or her family members, and our Company, senior management and independent registered accounting firm. Based on this evaluation, our Board has determined that Messrs. Berling, Burke, Davidson and Newsome are each an independent director, as that term is defined in the NASDAQ Listing Standards. Messrs. Berling, Burke, Davidson and Newsome constitute a majority of the members of our Board. Mr. Meringolo is not independent because he currently serves as our Chairman, President and Chief Executive Officer.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by Mr. Meringolo. Our Board believes that Mr. Meringolo’s service in both of these roles is in the best interest of our Company and our stockholders. Holding the positions of Chairman of the Board and Chief Executive Officer for 13 years, and holding various executive positions with us over the past 21 years, Mr. Meringolo possesses an in-depth knowledge of the issues, opportunities and challenges facing our Company and is in the best position to develop meeting agendas to ensure that our Board’s time and attention are focused on the most critical matters. His service in these roles results in clear accountability, decisive leadership, and enhances our ability to communicate our business strategy to our stockholders, employees, customers and suppliers.

Each of the directors other than Mr. Meringolo is independent and posses a broad range of leadership experience. Each Board committee is comprised of and chaired by independent directors. The independent members of our Board believe that they are well engaged in their responsibilities and provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions with members of management. It is for these reasons that the independent members of our Board do not believe that appointing an independent lead director would improve the performance of our Board.

Director Presiding at Executive Sessions

In fiscal 2010, our Board of Directors scheduled executive sessions without any members of our management present after each Board meeting. Mr.  Burke, Chairman of the Audit Committee, presided at these executive sessions of non-management directors.

Board Role in Risk Oversight

Risk oversight is provided by a combination of our Board and its committees. The Audit, Compensation and Nominating and Governance Committees have been delegated oversight of specific risks that include, but are not limited to, financial, compensation and governance risks respectively. These committees report their findings to our Board at regularly scheduled meetings. Our Board also oversees risks such as strategic, legal, compliance and operational through discussions with members of the Executive Committee and senior management team.

The Executive Committee, along with members of the senior management team, has the responsibility of supervising the day-to-day risk oversight responsibilities our Company.  These groups report their activities to our Board and its committees on an as needed basis.

Director Nominations

In obtaining the names of possible director nominees, the Nominating and Governance Committee makes its own inquiries and will receive suggestions from other directors, management, stockholders and other sources. The Nominating and Governance Committee’s process for evaluating nominees recommended by stockholders is the same as its process for unsolicited recommendations from other sources. All potential director nominees must be considered by the Nominating and Governance Committee before being contacted by other directors or officers as possible nominees and before having their names formally considered by our Board. Stockholders may recommend director candidates for consideration by the Nominating and Governance Committee by sending in a written request to our Corporate Secretary at Medical Action Industries Inc., 500 Expressway Drive South, Brentwood, NY 11717. Please see “Stockholder Proposals and Director Nominations for the 2011 Annual Meeting” for additional information.

The Nominating and Governance Committee believes that director nominees should be persons of integrity and honesty, be able to exercise sound, mature and independent business judgment in the best interests of our stockholders as a whole, be recognized leaders in business or professional activity, have background and experience that will complement those of other Board members, be able to actively participate in Board and committee meetings and related activities, be able to work professionally and effectively with other Board members and management, be available to remain on our Board long enough to make an effective contribution, and have no material relationship with competitors or other third parties that could present a conflict of interest or legal issues. The Nominating and Governance Committee does not have a formal policy with respect to the consideration of diversity; however, the Nominating and Governance Committee believes that it is vital that our Board include appropriate expertise, and reflect gender, cultural and geographical diversity as well as an appropriate mix of inside and independent directors.

Stockholder Communication with Board Members

Our Board has established a process for stockholders to send communications, other than sales-related communications, to one or more of its members. Any such communications should be sent by letter addressed to the member or members of our Board to whom the communication is directed, care of our Corporate Secretary at Medical Action Industries Inc., 500 Expressway Drive South, Brentwood, NY 11717. All such communications will be forwarded to the Board member or members specified.

Complaint Procedures Regarding Accounting, Internal Control, Auditing and Financial Matters

The Audit Committee has established procedures for (1) the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees concerning questionable accounting or auditing matters. Pursuant to such procedures, interested parties may report complaints regarding accounting, internal accounting controls, or auditing matters involving our Company by calling a toll free hotline which is available 24 hours a day, seven days a week. Complaints are reviewed and investigated as appropriate. All calls regarding questionable accounting or auditing matters are confidential and anonymous.

Attendance at Board and Committee Meetings

Our Board held five meetings during the fiscal year ended March 31, 2010. Each individual serving as a director during such period attended all meetings of our Board, with the exception of one director, Mr. Newsome, who did not attend one of the meetings.

Each Board committee member attended all of the meetings held by the Board committees on which he served during the fiscal year.

Director Attendance at Annual Meetings

Our policy is to encourage our directors to attend the Annual Meeting of Stockholders. All directors attended the Annual Meeting of Stockholders in August 2009 with the exception of Mr. Newsome.

Committees of Our Board

As of the date of this proxy statement, our Board has the following standing committees: Audit, Compensation and Nominating and Governance. Our Board, in its business judgment, has determined that each committee is comprised entirely of independent directors as currently required under the NASDAQ Listing Standards and applicable rules and requirements of the Securities and Exchange Commission (the “SEC”). Each committee is governed by a written charter approved by our Board.

Audit Committee

During the fiscal year ended March 31, 2010, the Audit Committee held four meetings. The Audit Committee currently consists of Messrs. Burke (Chairman), Berling, Davidson and Newsome. Our Board has determined that all members of the Audit Committee are independent as that term is defined in the NASDAQ Listing Standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934. Our Board also has determined that each member of the Audit Committee is financially literate and that Mr. Burke has the necessary accounting and financial expertise to serve as chairman. Further, our Board has determined that Mr. Burke is an “audit committee financial expert” following a determination that Mr. Burke met the criteria for such designation under SEC’s rules and regulations. For information regarding Mr. Burke’s business experience, see “Proposal 1 – Election of Directors – Class III Directors.”

The Audit Committee assists our Board in its oversight of the integrity of our financial statements, legal and regulatory compliance, the independent auditor’s qualifications and independence, and the performance of our internal audit function and of the independent auditors. The Audit Committee has the sole authority and responsibility to appoint, subject to stockholder approval, compensate and oversee our independent registered public accounting firm, and to pre-approve all engagements, fees and terms for audit and other services provided by our independent registered public accounting firm. Our independent registered public accounting firm is accountable to the Audit Committee.

Compensation Committee

During the fiscal year ended March 31, 2010, the Compensation Committee held two meetings. The Compensation Committee currently consists of Messrs. Berling (Chairman), Burke, Davidson and Newsome.

The Compensation Committee has responsibility for establishing and monitoring our executive compensation programs and for making decisions regarding the compensation of our executive officers. The agenda for meetings of the Compensation Committee are determined by the Chairman of the Compensation Committee, in consultation with our Chief Executive Officer. Compensation Committee meetings are often attended by the Chief Executive Officer. The Compensation Committee also meets in executive session. In determining compensation of our executive officers, the Compensation Committee reviews data which it believes is representative of the medical products industry, primarily by reviewing public disclosure of other public companies, as filed with the SEC. The Compensation Committee considers, among other factors, our performance and relative stockholder return, the value of similar incentive awards to executive officers at comparable companies, the awards given to the Chief Executive Officer in past years, and other factors considered relevant by the Committee. The Compensation Committee attempts to benchmark companies in the medical device or medical products industries with similar annual revenue, size and other factors. The Compensation Committee also administers our stock option plans.

Nominating and Governance Committee

During the fiscal year ended March 31, 2010, the Nominating and Governance Committee met one time. The Nominating and Governance Committee currently consists of Messrs. Newsome (Chairman), Berling, Burke and Davidson.

The Nominating and Governance Committee assists our Board in identifying individuals qualified to become directors under criteria approved by our Board. The Nominating and Governance Committee recommends to our Board the number and names of persons to be proposed by our Board for election as directors at the annual meeting of stockholders and may also recommend to our Board persons to be appointed by our Board or to be elected by the stockholders to fill any vacancies which occur on our Board. The Nominating and Governance Committee is responsible for periodically reviewing director compensation and benefits, reviewing corporate governance trends, and recommending to our Board any improvements to our corporate governance principles as it deems appropriate. The Nominating and Governance Committee also recommends directors to serve on and to chair Board committees and leads the Board’s appraisal process.

Director Compensation

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, the Nominating and Governance Committee considers the time commitment directors must make in performing their duties, the level of skills required by our Board members and the market competitiveness of its director compensation levels. The table below sets forth the compensation paid to our non-employee directors during the fiscal year ended March 31, 2010 for their service on our Board. Directors who are full-time employees do not receive any compensation for serving as a director.

Director Compensation for the Year Ended March 31, 2010

Name	Fees Earned or Paid in Cash (1) ($)	Stock Option Awards (2) (3) ($)	Total ($)
Henry A. Berling	27,500	49,335	76,835
William W. Burke	29,000	49,335	78,335
Kenneth W. Davidson	27,000	49,335	76,335
Kenneth R. Newsome	26,000	49,335	75,335
Bernard Wengrover (4)	7,000	—	7,000

(1)	Non-employee directors received a $1,000 monthly retainer through August 2009, a $2,000 monthly retainer beginning September 2009, and a $1,000 fee for each Board meeting they attended. Committee members also receive a $500 fee for each committee meeting they attend that is on the same day as a regular Board meeting (with the exception of the Chairman of each committee who receives $1,000). For committee meetings that are not on the same day as a regular Board meeting, committee members receive a $1,000 fee for each meeting attended (with the exception of the Chairman of each Committee who receives $2,000). For telephonic committee meetings that committee members attend, they receive a $500 fee (with the exception of the Chairman of each committee who receives $1,000).

(2)	Dollar values represent the expense recognized for financial statement purposes for the year ended March 31, 2010, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, stock compensation. Refer to Note 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 for a discussion of the relevant assumptions used in calculating the recognized compensation expense and grant-date fair value pursuant to ASC 718. The recognized compensation expense and grant-date fair value of the stock option awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the director based on a number of factors. These factors include actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise. As of March 31, 2010, the following directors had the following stock options outstanding: Henry A. Berling – 27,500 options; William W. Burke – 23,750 options; Kenneth W. Davidson – 10,000 options and Kenneth R. Newsome – 17,250 options. The number of stock options held by our non-employee directors is a function of years of Board service and their decisions as to the timing of exercise. All share amounts have been adjusted to reflect our 3-for-2 stock split distributed on February 9, 2007.

(3)	In August 1996, our stockholders approved the 1996 Non-Employee Directors Stock Option Plan, under which all non-employee directors are automatically granted each year at the annual meeting of stockholders options to purchase shares at the closing price of our common stock on the date of grant. In August 2009, the plan was amended to increase the number of options to 7,500 shares. All options are fully vested and exercisable from the date of grant.

(4)	Mr. Wengrover resigned from our Board in August 2009.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a classified Board of Directors. The directors are divided into three classes with each class serving for a period of three years. As a result, our stockholders elect approximately one-third of the members of our Board annually. The size of our Board has currently been set at five.

Based on recommendations from the Nominating and Governance Committee, our Board has nominated Paul D. Meringolo and Kenneth R. Newsome for election as Class II directors to serve until the 2013 Annual Meeting and until their successors have been elected and qualified, or until their earlier resignation or removal. Each Class II director nominee has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. Each Class II director nominee is currently serving on our Board. The process undertaken by the Nominating and Governance Committee in recommending qualified director candidates is described under “Corporate Governance Matters-Director Nominations.” Certain individual qualifications and skills of our directors that contribute to our Board’s effectiveness as a whole are described below in each director’s biographical information.

The persons appointed as proxies in the enclosed proxy card will vote such proxy “FOR” the persons nominated for election to our Board, except to the extent authority to vote is expressly withheld with respect to one or more nominees. We have no reason to believe that the Class II director nominees will be unable or unwilling to serve if elected. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce its size.

The following table sets forth certain information, as of the date of this proxy statement, regarding our Class II director nominees and Class I and Class III directors.

Directors	Age	Positions Held	Director Since
Class I
Henry A. Berling	67	Director	2005

Class II
Paul D. Meringolo	52	Chairman of the Board, President and Chief Executive Officer	1997
Kenneth R. Newsome	50	Director	2006

Class III
William W. Burke	51	Director	2004
Kenneth W. Davidson	63	Director	2008

Nominees for Election for a Three-Year Term Expiring at the 2013 Annual Meeting

Mr. Paul D. Meringolo, a director and Chairman of the Board and Chief Executive Officer of the Company since October 1997, has been employed by the Company for more than the past twenty years in various executive positions. He also serves the Company as President (since November 1992), and previously held the position of Vice President of Operations from March 1989 to October 1991 and Senior Vice President (Chief Operating Officer) from October 1991 to November 1992. Mr. Meringolo’s leadership as Chief Executive Officer provides him with intimate knowledge of the Company’s operation that is vital to the Board of Directors.

Mr. Kenneth R. Newsome, a director of the Company since August 2006, has been President and Chief Executive Officer of AMF Automation Technologies, Inc., a privately held manufacturer of wholesale bread and baking equipment since 1996. With approximately 300 employees worldwide, AMF has completed seven acquisitions to date. For more than the four years prior thereto, Mr. Newsome held various executive positions, including Chief Operating Officer of MedSurg Industries, which was acquired by Isolyser Healthcare, now known as Microtek Medical Inc., a wholly owned subsidiary of Ecolab Inc., a publicly traded medical products company. Mr. Newsome holds a Bachelors of Science degree in Finance from the University of Virginia – McIntire School of Commerce and a Masters of Business Administration degree from the University of Virginia – Darden School of Graduate Business Administration. Mr. Newsome’s extensive experience in the manufacturing industry offers valuable insight into the Company’s operations.

Continuing Directors to serve until the 2011 Annual Meeting

Mr. William W. Burke, has served as a director since 2004 and as Chairman of the Audit Committee since 2005. He currently serves as Executive Vice President & Chief Financial Officer of IDev Technologies, an innovator and developer of next generation medical devices for use in the interventional radiology, vascular surgery and cardiology device marketplace. In 2009, he served as a consultant to and President of Emergent Technologies, a life sciences and medical technology investment management company. From 2004 through 2007, he served as Executive Vice President & Chief Financial Officer of ReAble Therapeutics, a diversified orthopedic device company. ReAble was sold to Blackstone Capital Partners in a going private transaction in 2006 and acquired by DJO Incorporated in late 2007. Subsequent to the completion of the transaction with DJO, Mr. Burke served as a consultant to Blackstone/DJO. From 2001 to 2004, Mr. Burke served as Chief Financial Officer of Cholestech Corporation, a medical diagnostic products company. From 1985 to 2001, he was employed by several firms as a senior investment banker with a primary focus on medical technology companies. Mr. Burke also serves as a member of the board of directors of Aperio Technologies, a provider of innovative systems and services for digital pathology. He received his B.A. degree in Finance from the University of Texas at Austin and his M.B.A. from the University of Pennsylvania’s Wharton Graduate Business School. Mr. Burke’s many years of experience in executive level financial roles provides the board with critical insight into the accounting and financial topics of the Company.

Mr. Kenneth W. Davidson, a director since August 2008, retired on December 31, 2008 as the Chairman of the Board of Directors of DJO LLP. DJO is a global provider of high-quality, orthopedic devices, with a broad range of products used for rehabilitation, pain management and physical therapy with approximately $1 billion in revenues. Prior to DJO, Mr. Davidson served as a Chief Executive Officer and President of ReAble Therapeutics, Inc., a Blackstone portfolio company, and as Chairman, President and Chief Executive Officer of Encore Medical (ReAble’s predecessor), a publicly held orthopedic company since October 2000. Mr. Davidson served as Chairman, President and Chief Executive Officer of Maxxim Medical, Inc., a publicly-held medical supply company, from 1986 to July 2000. Previously, Mr. Davidson held various positions with Intermedics, Inc. a pacemaker equipment manufacturer, Baxter Laboratories, a publicly-held healthcare product and service company, and Merck & Co., a human and animal health care product company. He also serves as a member of the board of directors of Clearant, Inc., a biotechnology company that has developed a process that reduces bacteria and viruses in biological products, while maintaining the functionality of the underlying tissue implant or protein. Mr. Davidson’s extensive experience in the medical device and biotechnology industries provides guidance to the Board on the strategic challenges and opportunities of the Company.

Continuing Director to serve until the 2012 Annual Meeting

Mr. Henry A. Berling, a director since August 2005, retired on December 31, 2004 as Executive Vice President after 38 years with Owens & Minor, Inc., a publicly traded Fortune 500 supply-chain solutions company and a leading distributor of name-brand medical and surgical supplies. From 1995 to 2002 Mr. Berling served as Executive Vice President, Partnership Development. Prior to 1995, he served Owens & Minor, Inc. in various positions, including Executive Vice President, Sales and Customer Development and Senior Vice President, Sales and Marketing. Mr. Berling was a member of the Owens & Minor Board of Directors from 1998 to 2005. For more than the past three years, Owens & Minor, Inc. has been the Company’s largest distributor. Mr. Berling’s vast experience in the supply-chain and distribution industry provides critical insight to the Board regarding the Company’s strategies.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PAUL D. MERINGOLO AND KENNETH R. NEWSOME AS CLASS II DIRECTORS.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending March 31, 2011.

Although stockholder ratification of the selection of Grant Thornton LLP is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our stockholders and us.

Grant Thornton LLP have served as our independent accountants since 1998. A representative of Grant Thornton LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2011.

AUDIT MATTERS

Fees and Expenses of Grant Thornton LLP

The following table sets forth the aggregate fees billed for the fiscal years ended March 31, 2010 and 2009 by our independent registered public accounting firm, Grant Thornton LLP.

	March 31,
Description	2010	2009
Audit Fees (1)	$512,637	$558,798
Tax Fees (2)	84,580	154,357
All other fees	—	—

Total	$597,217	$713,155

(1)	During the fiscal years ended March 31, 2010 and 2009, these services consisted of fees billed for professional services rendered for the audit of our annual financial statements, review of the interim financial statements included in quarterly reports, review of our proxy statement and Sarbanes-Oxley Section 404 audit procedures.

(2)	During the fiscal years ended March 31, 2010 and 2009, these services consisted of fees billed for professional services for tax compliance, tax advice and tax planning. These services include tax planning and the preparation of various tax returns and advice on other tax related matters. Additionally, services included assistance with tax audits by various taxing authorities.

Approval Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate the engagement of our independent registered public accountants, to pre-approve their performance of audit services and permitted non-audit services and to renew with our independent registered public accountants their fees and plans for all auditing services. All services provided by and fees paid to Grant Thornton LLP during the fiscal year ended March 31, 2010 were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines during this period.

Vote Required and Board Recommendation

If a quorum is present, the affirmative vote of the holders of a majority of the shares to be voted will be required to approve this proposal. Abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on the outcome of the vote with respect to this proposal.

REPORT OF THE AUDIT COMMITTEE

As its charter reflects, the Audit Committee of the Board of Directors (the “Audit Committee”) of Medical Action Industries, Inc. (the “Company”) has a broad array of duties and responsibilities. With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accountants and the Audit Committee have the following respective responsibilities:

Management is responsible for

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accountants are responsible for

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with accounting principles generally accepted in the United States of America; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for

•	Selecting the Company’s independent registered public accounting firm, subject to stockholder ratification;

•	Overseeing and reviewing the Company’s financial statements and accounting and financial reporting processes; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and Grant Thornton LLP, the Company’s independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended March 31, 2010 were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed these consolidated financial statements with management and Grant Thornton LLP, including the scope of the independent registered public accountants’ responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”. The Audit Committee has also received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP the firm’s independence from the Company. The Audit Committee also considered the compatibility of non-audit services with Grant Thornton LLP’s independence.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Grant Thornton LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon these reviews and discussion, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010 for filing with the SEC.

Respectfully submitted by the Audit Committee,

William W. Burke, Chairman

Henry A. Berling

Kenneth W. Davidson

Kenneth R. Newsome

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers, and beneficial owners of 10% or more of the Company’s Common Stock (“reporting persons”) are required from time to time to file with the Securities and Exchange Commission (the “Commission”) reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon its review of the copies of such reports furnished to the Company, or written representations received by the Company that no other reports were required, the Company believes during fiscal year ended March 31, 2010 that the reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934.

Stock Ownership by Management and the Board of Directors

The following table shows the number of shares of Medical Action common stock beneficially owned as of the Record Date (i) by each non-employee director (ii) the Named Executive Officers of the Company (hereafter defined in the Summary Compensation Table) and (iii) all Directors and executive officers as a group.

Name and Address of Beneficial Ownership	Amount and Nature of Beneficial Ownership (1) (2) Common Stock	Percent of Class if more than 1.0% Common Stock
Non-Employee Directors

Henry A. Berling 3803 Exeter Road Richmond, Virginia 23221	27,500

William W. Burke IDev Technologies, Inc. 253 Medical Center Drive Webster, Texas 77598	23,750

Kenneth W. Davidson 24107 Hwy. 71 W. Spicewood, Texas 78669	10,000

Kenneth R. Newsome AMF Automation Technologies, Inc. 2115 W. Laburnum Avenue Richmond, Virginia 23227	17,250

Named Executive Officers

Paul D. Meringolo (3) (4) Medical Action Industries 500 Expressway Drive South Brentwood, NY 11717	772,470	4.7%

Charles L. Kelly, Jr. (3) Medical Action Industries 500 Expressway Drive South Brentwood, NY 11717	2,000

Eric Liu (3) Medical Action Industries 500 Expressway Drive South Brentwood, New York 11717	560,250	3.4%

All directors and executive officers as a group (7 persons) (3) (4)	1,413,220	8.52%

(1)	Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.

(2)	Each named person and all executive officers and directors as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of options. Accordingly, the number of shares and percentage set forth opposite each stockholder’s name in the above table include the shares of Common Stock issuable upon exercise of presently exercisable stock options under the Company’s stock option plans, both with respect to the number of shares of Common Stock deemed to be beneficially owned and the adjusted percentage of outstanding Common Stock resulting from such right of exercise. However, the shares of Common Stock so issuable on such exercise by any stockholder are not included in calculating the number of shares or percentage of Common Stock beneficially owned by any other stockholder.

(3)	Does not include 92,566 shares, 16,461 shares, and 0 shares acquired by Paul D. Meringolo, Eric Liu, and Charles L. Kelly, respectively, pursuant to the Medical Action Industries Inc. 401(k) Retirement Plan as of March 31, 2010.

(4)	Includes 46,695 shares owned by Mr. Meringolo’s children, as to which he disclaims beneficial ownership.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles, as of June 15, 2010, of each of our executive officers. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

Officers of the Company

The Company’s executive officers are as follows:

Name	Age	Positions Held
Paul D. Meringolo	52	Chairman of the Board (Chief Executive Officer) and President

Charles L. Kelly, Jr.	50	Chief Financial Officer and Corporate Secretary

Eric Liu	50	Vice President of Operations

Mr. Paul D. Meringolo’s biographical information may be located under “Proposal 1 – Election of Directors – Nominees for Election to Term Expiring 2013 (Class II Directors).”

Mr. Charles L. Kelly, Jr. was appointed our Chief Financial Officer in April 2008 and has 25 years of finance and public accounting experience. Prior to joining us, Mr. Kelly was employed by Chem RX Corporation, an institutional pharmacy serving long-term care facilities, serving as Chief Financial Officer from August 2006 to March 2008. Prior to his position at Chem RX, Mr. Kelly was employed by Spotless Group Ltd., an international provider of industrial and governmental support services and provider of injection molded products and related services to U.S. and European based retailers, serving as Senior Vice President of U.S. Operations (Retailer Services Division) from November 2003 to June 2006 and as Global Vice President of Finance and Administration (Retailer Services Division) from April 1995 through June 2006. Mr. Kelly also worked for several years in the audit department of PriceWaterhouseCoopers. Mr. Kelly holds a Bachelor of Science. degree in Accounting from State University of New York, Albany and is a member of the New York State Society of Certified Public Accountants and American Institute of Certified Public Accountants.

Mr. Eric Liu has been employed by us for more than 10 years in various positions relating to the international procurement of raw materials and the manufacture of certain of our products. Mr. Liu was Vice President of International Operations and Global Development from May 2005 until June 2008, when he was appointed Vice President of Operations. From August 1988 to May 2005, Mr. Liu was Vice President of International Operations. Mr. Liu received a Bachelors of Science degree from The National Taiwan Marine University and a Masters of Science degree in Transportation Management from the State University of New York.

STOCK OWNERSHIP BY CERTAIN STOCKHOLDERS

The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than 5% of the Company’s Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
FMR Corp. 85 Devonshire Street Boston, Massachusetts 02109	1,399,980	(1)	8.63%

Medline Industries, Inc. One Medline Place Mundelein, Illinois 60060	951,491	(2)	5.9%

Wells Fargo and Company 420 Montgomery Street San Francisco, CA 94104	910,804	(3)	5.65%

Lord, Abbett and Co., LLC 90 Hudson Street Jersey City, NJ 07302	846,149	(4)	5.25%

Royce & Associates 745 Fifth Avenue New York, NY 10151	833,062	(5)	5.17%

(1)	According to Schedule 13G/A, dated February 12, 2010, filed with the Securities and Exchange Commission jointly by FMR Corp. and Edward C. Johnson 3d, Mr. Johnson is chairman of FMR Corp. and may be deemed to be a member of a controlling group with respect to FMR Corp. The Schedule 13G/A indicates that at February 12, 2010, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. was the beneficial owner of 1,399,250 shares of Common Stock in its capacity as investment advisor to various registered investment companies (the “Fidelity Funds”) the power to vote such shares resides solely with the boards of trustees of the Fidelity Funds, while the power to dispose of such shares resides with Mr. Johnson, FMR Corp., Fidelity and the Fidelity Funds.

(2)	According to Schedule 13D/A, dated December 11, 2009, jointly filed with the Securities and Exchange Commission by Charles N. Mills; the Charles Mills – S Trust No. 2 dated 2/15/1986, Alexander M. Liberman, Trustee; Alexander M. Liberman; Kristin Mills; The Adam Mills Minors Trust dated 5/15/2008, Alexander M. Liberman, Trustee; James S. Mills; The Andrew GST Trust dated 4/4/2003; Andrew J. Mills; and Medline Industries, Inc.; collectively (the “Mills Group”), as of December 11, 2009, the Mills Group was the beneficial owner of 951,491 shares or 5.9% of Common Stock of the Company. According to the filing, the Mills Group has acquired the Common Stock for investment purposes. As of the date of the Schedule 13D/A, the Mills Group has no plans to acquire additional shares of Common Stock, nor any of the other Executive Officers or Directors of Medline Industries Inc., has any plan to acquire additional shares of Common Stock of the Company or to dispose of any of his, her or its shares of Common Stock. Such plans are subject to change depending on various factors.

(3)	According to Schedule13G, dated January 19, 2010, filed with the Securities and Exchange Commission jointly by Wells Fargo and Company and Wells Capital Management Incorporated. The Schedule 13G indicates that at December 31, 2009, Wells Fargo and Company, on its own and on behalf of its subsidiaries, was the beneficial owner of 910,804 shares of Common Stock in its capacity as an investment advisor.

(4)	According to Schedule 13G/A, dated February 12, 2010, filed with the Securities and Exchange Commission by Lord, Abbett and Co., LLC, as of December 31, 2009, Lord, Abbett and Co., LLC, was the beneficial owner of 846,149 shares of Common Stock of the Company. The shares are held on behalf of their investment advisory clients.

(5)	According to Schedule 13G/A, dated January 26, 2010, filed with the Securities and Exchange Commission by Royce & Associates, LLC, as of December 31, 2009, Royce & Associates was the beneficial owner of 833,062 shares of common stock of the company in its capacity as an investment advisor.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes our executive compensation program, which is designed to attract, incent and retain the leaders of our organization. The goal of our compensation program is the same as our goal for operating our Company, to create long-term value for our stockholders. Toward this goal, we have designed and implemented compensation programs for our executive officers to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with our Company for long and productive careers. Most of our compensation elements simultaneously fulfill more than one of our performance, alignment and retention objectives. These elements consist of base salary and annual bonuses, equity incentive compensation, and other employee benefits. In deciding on the type and amount of compensation that may be appropriate for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to our Company.

Our executive compensation policies are intended to provide a comprehensive picture to you, the stockholder, of both the rationale behind executive compensation decisions and the manner in which those decisions are made. In developing our disclosure, the Compensation Committee relied upon the principles contained in the regulations governing public company executive compensation disclosures that were approved by the SEC.

Compensation Objectives

Performance

The executives who are identified in the Summary Compensation table (whom we refer to as our “Named Executive Officers”) have a combined total of more than 49 years with our Company. The amount of compensation for each current Named Executive Officer reflects his superior management experience, continued high performance and exceptional career of service over a long period of time. Key elements of compensation that depend upon each Named Executive Officer’s performance include:

•	a cash bonus that is based on an assessment of his performance against pre-determined quantitative and qualitative measures within the context of our overall performance; and

•

equity incentive compensation in the form of stock options and restricted stock, the value of which is contingent upon the performance of our share price and subject to vesting schedules that require continued service with us.

Base salaries and annual bonuses are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, long-term, sustained results.

Alignment

We seek to align the interests of the Named Executive Officers with those of our stockholders by evaluating executive performance on the basis of key financial measurements that we believe closely correlate to long-term stockholder value, including revenue, organic revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total stockholder return. A key element of compensation that aligns the interests of the Named Executive Officers with stockholders include equity incentive compensation, which links a significant portion of compensation to stockholder value because the total value of those awards correspond to stock price appreciation.

Retention

Due to the exceptional management training and experience offered by careers with us, our senior executives are often presented with other professional opportunities, including ones at potentially higher compensation levels. We attempt to retain our executives by using continued service as a determinant of total pay opportunity. A key element of compensation that requires continued service to receive any, or maximum, as applicable, payouts include the extended vesting terms on elements of equity incentive compensation, including stock options and restricted stock.

Implementing our Objectives

Determining Compensation

We rely upon internal factors and the judgment of our Compensation Committee in making compensation decisions, although the Compensation Committee has the authority to engage outside consultants and advisors if it feels that our internal information is not sufficient to make compensation decisions. The Compensation Committee strives to make fully-informed compensation decisions after reviewing our performance and carefully evaluating an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with us, current compensation arrangements and long-term potential to enhance stockholder value. Specific factors affecting compensation decisions for the Named Executive Officers include:

•

key financial measurements such as revenue, organic revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total stockholder return;

•	strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation and globalization;

•	promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers;

•	achieving specific operational goals for our Company, including improved productivity and risk management; and

•	supporting our values by promoting a culture of unyielding integrity through compliance with law and our ethics policies, as well as commitment to community leadership and diversity.

We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. We consider competitive market compensation paid by other companies, that we consider to be peers, but we do not attempt to maintain a certain target percentile within a specific peer group or otherwise rely on those data to determine executive compensation. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions; we use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of our shares. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our Named Executive Officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

Role of Compensation Committee and Chief Executive Officer

The Compensation Committee has primary responsibility for developing and evaluating potential candidates for executive positions, including our Chief Executive Officer. As part of this responsibility, the Compensation Committee oversees the design, development and implementation of the compensation program for our Chief Executive Officer and the other Named Executive Officers. The Compensation Committee evaluates the performance of our Chief Executive Officer and determines his compensation in light of the goals and objectives of the compensation program. Our Chief Executive Officer and the Compensation Committee together assess the performance of the other Named Executive Officers and determine their compensation; however, the Compensation Committee has the final decision-making authority over the compensation of each of the Named Executive Officers, even if those decisions may be based on initial recommendations from our Chief Executive Officer.

The other Named Executive Officers do not play a role in their own compensation determination, other than discussing individual performance objectives with our Chief Executive Officer in connection with his assessment of their performance. The Named Executive Officers, other than the Chief Executive Officer, do not work directly with the Compensation Committee with regard to compensation decisions.

Role of Compensation Consultant

During the fiscal year ended March 31, 2009, the Compensation Committee hired Astron Solutions, an outside compensation consultant to assist us in the design of programs that affect senior executive officer compensation, including the Chief Executive Officer. During the fiscal year ended March 31, 2010, the Compensation Committee hired Astron Solutions to provide an assessment of the compensation for members of our Board, but the Compensation Committee did not feel that it was necessary to receive additional recommendations or guidance on the executive compensation programs for the fiscal year ended March 31, 2010. Our Named Executive Officers did not participate in the selection of the consultant.

Astron Solutions looked at a number of companies of comparative size, similar businesses, similar financial strength and geographic scope. Additionally, the positions were compared to published survey data from nationally recognized sources to ensure the accuracy and validity of the group. The comparator group was chosen to include companies with similar market capitalization, similar revenue size and some direct competitors. The comparator group is different from the companies used to create the five year cumulative total return graph because we have business competitors with whom we benchmark against for financial performance, but we also have business and talent competitors against whom we benchmark for pay purposes.

Equity Grant Practices

The exercise price of each stock option awarded to our senior executives is the closing price of Medical Action common stock on the date of grant. Scheduling decisions are made without regard to anticipated earnings of other major announcements by the Company. We prohibit the repricing of stock options. Medical Action executives do not have any role in the selection of the grant date. The exercise price or number of options or grant of restricted stock is always as of the date of issuance of the agreement for the grant. Stock awards for the Company’s Named Executive Officers are promptly announced on a Form 4 filing.

Tally Sheets

The Compensation Committee also reviews total compensation levels for executive officers at least annually through the use of tally sheets that list and quantify (or value) each element of direct and indirect compensation provided to each individual executive and that demonstrate the portion of the executives total compensation that each element of compensation represents. This annual review of tally sheets also includes information on the value of each executive’s unexercised stock options and outstanding restricted stock awards as well as an evaluation of actual total compensation that would be paid to each upon the occurrence of a change in control of the Company. While considered by the Compensation Committee, the information from the tally sheets regarding unexercised stock options, outstanding restricted stock awards and total compensation paid upon a change in control of the Company generally did not affect the Committee’s fiscal 2010 compensation decisions for the Named Executives. This reflects the Company’s view that an executive’s compensation level should reflect the executive’s performance, the Company’s performance and the executive’s contribution to the Company’s performance. The Company further believes that reducing an executive’s annual direct compensation based on the value of accumulated or potentially realizable compensation would weaken the competitiveness of the Company’s compensation program and make it more difficult to attract and retain key executive talent.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than the Chief Financial Officer) who are employed as of the end of the applicable year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (established objective goals based on performance criteria approved by stockholders). For the fiscal year ended March 31, 2010, the grants of stock options, restricted stock and the payments of annual bonuses were designed to satisfy the requirements for deductible compensation, although we have the right to grant non-performance based awards to executives if circumstances or business reasons deem such an award appropriate or necessary.

Change in Control Agreements

We have entered into change in control agreements with our Named Executive Officers, which provide certain benefits in the event of a change in control of our company. A “change in control” is defined as, in general, the acquisition by any person of beneficial ownership of 20% or more of the voting stock of our company, certain business combinations involving our company or a change in a majority of the incumbent members of our Board, except for changes in the majority of such members approved by such members. If, within two years after a change in control, our Company or, in certain circumstances, the executive, terminates his employment, the executive is entitled to a severance payment equal to three times (1) the executive’s highest annual salary within the five-year period preceding termination plus (2) a bonus increment equal to the average of the two highest of the last five bonuses paid to the executive. In addition, the executive is entitled to the continuation of all employment benefits for a three-year period, the vesting of all stock options and certain other benefits, including payment of an amount sufficient to offset any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

Prior to a change in control, the rights and obligations of the executive with regard to his employment with us shall be determined in accordance with the policies and procedures adopted from time to time by us. The change in control agreements deal only with certain rights and obligations of the executive subsequent to a change in control, and the existence of the agreement shall not be treated as raising any inference with respect to what rights and obligations exist prior to a change in control. See “Potential Payments Upon qualifying termination as a result of a Change in Control” below for a more detailed discussion of the change in control agreements and the potential amounts payable to the Named Executive Officers under such agreements.

Elements Used to Achieve Compensation Objectives

Base Salary

Base salaries for our Named Executive Officers depend on the scope of their responsibilities, their performance, and the period over which they have performed those responsibilities. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside our Company. Base salaries are reviewed every year, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our Company’s primary intent of offering compensation that is contingent on the achievement of performance objectives. Each of the Named Executive Officers received a slight increase in base salary between the 2009 and 2010 fiscal years due to solid company and personal performance. For the 2011 fiscal year, the Compensation Committee has determined that base salaries should be increased by 3% due to solid company and personal performance.

Performance-Based Bonuses

Each May the Chief Executive Officer reviews with the Compensation Committee our estimated full-year financial results against the financial, strategic and operational goals established for the year, and our financial performance in prior periods. Based on that review, the Compensation Committee determines on a preliminary basis, and as compared to the prior year, an estimated appropriation to provide for the payment of cash bonuses to employees.

The Compensation Committee, with input from our Chief Executive Officer with respect to the other Named Executive Officers, uses discretion in determining for each individual executive the current year’s bonus and the percent change from the prior year’s bonus. They evaluate our overall performance, the performance of the business or function that the executive leads and an assessment of each executive’s performance against expectations, which were established at the beginning of the year. Such expectations are communicated to the Named Executive Officers, with the caveat that the Compensation Committee will retain full discretion over the determination and the payment, if any, of the bonus that is deemed appropriate in light of circumstances. The bonuses also reflect (and are proportionate to) the consistently increasing and sustaining our annual financial results. We believe that the annual bonus rewards the high-performing executives who drive these results and provides an incentive for them to sustain this performance over a long career with us.

The Compensation Committee set annual bonus targets for fiscal 2010 at 80% of base salary for our Chief Executive Officer and 50% of base salary for each of the other Named Executive Officers (“Target Payout Amount”), subject to the achievement of our performance target performance objectives. The Target Payout Amount was based on achievement of financial and other performance targets (“Performance Targets”) established in our annual bonus plan as follows:

Performance Target	Weight
Operating Income	75%
Individual/Team Goals	25%

The Compensation Committee selected and our Board approved the Performance Targets, the weights assigned to them and the target achievement levels based on discussion with and recommendations by our senior management and the objectives of our business plan for the fiscal year ended March 31, 2010.

The specific Performance Targets to achieve the Target Payout Amounts were selected because they represented growth and improvement parameters that the Compensation Committee believed would lead to achievement of our earnings per share objectives for the year. The individual/team goals for each executive were selected with input from the executive on tangible improvements in processes, systems and procedures that would contribute to specific or general reductions in our expenses or increases in our operating margin.

The Performance Targets (other than the individual goals) were structured to be determined at the discretion of our Board, but primarily is to be earned in relation to the achievement of our Operating Income goals and revenue expectations. The table below sets forth the Operating Income achievement versus target percentage, and corresponding award percentage.

Operating Income Achievement vs. Target %	Award %
100%	100%
90%	90%
<90%	Board Discretion

Based on our financial and operational results, we achieved the operating income Performance Target level during the fiscal year ended March 31, 2010.

In addition, the Compensation Committee has the authority to award discretionary bonus amounts to executive officers when Performance Targets are not achieved and to increase or decrease the size of earned payouts. The salaries paid and the annual bonuses awarded to the Named Executive Officers for the fiscal year ended March 31, 2010 are shown in the Summary Compensation Table below for meeting their individual goals.

Stock Options and Restricted Stock

Our equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with our stockholders and retain the executives through the term of the awards. We consider the grant size and the appropriate combination of stock options and restricted stock when making award decisions. The amount of equity incentive compensation granted is based upon the strategic, operational and financial performance and reflects the executive’s expected contributions to our future success. Existing ownership levels are not a factor in award determination, as we do not want to discourage executives from holding significant amounts of our Common Stock.

Since the fiscal year ended March 31, 2007, we have expensed stock option grants under ASC 718-Stock Compensation. When determining the appropriate combination of stock options and restricted stock, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool. We believe that providing combined grants of stock options and restricted stock effectively balances our objective of focusing the Named Executive Officers on delivering long-term value to our stockholders, with our objective of providing value to the executives with the equity awards. Stock options only have value to the extent the price of our common stock on the date of the exercise exceeds the exercise price on grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool. Unlike stock options, restricted stock offer executives the opportunity to receive shares of our common stock on the date the restriction lapses. In this regard, restricted stock serve both to reward and retain executives, as the value of the restricted stock is linked to the price of our Common Stock on the date the restricted stock vests. In order to better balance upside potential with volatility, we have determined that the total number of shares of our common stock awarded should be divided equally between stock options and restricted stock, with stock options converting to restricted stock on a 4-to-1 basis.

None of the Named Executive Officers received grants of restricted stock awards during the fiscal year ended March 31, 2010. Under the terms of our stock option plans, unvested stock options and restricted stock are forfeited if the executive voluntarily leaves our Company.

Deferred Compensation

Beginning during the fiscal year ended March 31, 2009, we allowed executives to defer up to 100% of their annual bonus under a non-qualified deferred compensation plan. Under this plan, payouts will commence following termination of employment. As no “above-market” rates are earned on any of the deferred bonus, earnings on those deferrals are not shown in the Summary Compensation Table. The amounts deferred will be unfunded and unsecured obligations of our Company, receive no preferential standing, and are subject to the same risks as any of our other general obligations. To date, no executives have participated in this plan.

Medical Action Industries Inc. Retirement Plan

We have adopted, effective April 1, 1988, the Medical Action Industries Inc. Retirement Plan (the “Retirement Plan”) for certain employees pursuant to Section 401(k) of the Internal Revenue Code. All of our employees are eligible to participate in the Retirement Plan, including each of the Named Executive Officers. Subject to the terms and conditions of the Retirement Plan, each eligible employee may contribute a percentage of his compensation, as defined therein. Each participant’s contribution vests immediately. In addition, the Retirement Plan provides for discretionary matching company contributions of up to 4% of the participant’s compensation. Each participant’s portion of the discretionary matching company contribution vests immediately.

For the fiscal year ended March 31, 2010, contributions under the Retirement Plan for Messrs. Meringolo, Liu, and Kelly were approximately $8,635, $4,028 and $0, respectively, and $12,663 for all officers as a group.

Other Compensation

We provide our Named Executive Officers with other benefits, which are detailed in the All Other Compensation column of the Summary Compensation Table below, that we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each Named Executive Officers’ total compensation, and include matching contributions under the Retirement Plan, the cost to us of the non-business use of company automobiles and, cost to us to provide life insurance coverage reimbursement of certain medical expenses to the Chief Executive Officer. It is the Compensation Committee’s belief that such benefits are necessary for the Company to remain competitive and to attract and retain top caliber executive officers, since such benefits are typically provided by companies in the medical supply industry and with other companies with which we compete for executive talent. With limited exceptions, the Compensation Committee supports providing benefits and perquisites to Named Executive Officers that are substantially the same as those offered to our other officers.

Strength of Company Performance

The specific compensation decisions made for each of the Named Executive Officers for the fiscal year ended March 31, 2010 reflect our performance against key financial and operational measurements. A more detailed analysis of our financial and operational performance is contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 under “Item 7” – Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Compensation Risks

We believe that our performance-based compensation and equity programs create appropriate incentives to increase long-term stockholder value. These programs have been designed and administered in a manner that does not encourage excessive risk-taking. In light of this, we believe that the risks arising from our performance-based compensation and equity programs are not reasonably likely to have a material adverse effect on our company.

Summary

We believe that the compensation levels paid to named Executive Officers during the fiscal year ended March 31, 2010 fairly reflected our Company’s performance and were appropriate. We continually monitor our programs, the marketplace in which we compete for talent and changing trends in compensation best practices in an effort to maintain an executive compensation program that is performance driven, consistent with stockholder interests and fair and reasonable overall.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Medical Action Industries Inc. has reviewed and discussed the disclosure set forth above under the heading, “Compensation Discussion and Analysis” with management and based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Medical Action Industries Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Respectfully submitted by the Compensation Committee,

Henry A. Berling, Chairman

William W. Burke

Kenneth W. Davidson

Kenneth R. Newsome

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes for the fiscal years ended March 31, 2010, 2009 and 2008, respectively. The total compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the two other highest compensated executive officers (“Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Option Awards (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Paul D. Meringolo (1)	2010	525,000	282,885	26,100	420,000	19,001	1,272,986
Chairman of the Board and CEO	2009	500,000	—	27,875	100,000	11,493	639,368
	2008	500,000	—	16,260	245,000	16,061	777,321

Richard G. Satin (5)	2010	496,348	169,731	26,100	42,000	10,893	745,072
Vice President – General Counsel	2009	318,000	131,520	27,875	31,800	11,624	488,495
	2008	318,000	217,333	16,260	78,000	12,487	559,284

Charles L. Kelly, Jr.	2010	300,000	161,481	—	150,000	5,201	616,682
Chief Financial Officer	2009	279,519	121,432	—	28,500	12,696	347,091
	2008	—	—	—	—	—	—

Eric Liu	2010	293,550	169,731	26,100	146,775	5,347	641,503
Vice President of Operations	2009	282,231	131,520	27,875	28,500	6,120	443,922
	2008	262,500	217,333	16,260	64,000	5,502	482,799

1.	Values in this column represent the grant date fair value of option awards computed in accordance with ASC 718 – Stock Compensation. Assumptions used in the calculation of these amounts are included in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for each of the years ended March 31, 2010, 2009 and 2008.

2.	Values in this column represent the grant date fair value of stock awards computed in accordance with ASC 718 – Stock Compensation. We calculate the grant date fair value of restricted stock units based on the closing price per share of our common stock on the date of grant.

3.	The amounts in this column represent incentive cash bonus awards to the Named Executive Officers based on pre-established performance criteria set forth in our Compensation Discussion and Analysis on section 16 of this proxy statement.

4.	Includes all other compensation as described in the table entitled “All Other Compensation” below.

5.	Mr. Satin resigned as General Counsel on October 5, 2009.

All Other Compensation Table

	Car Lease or Allowance ($)	Life Insurance Premiums ($)	401(k) Plan Company Match ($)	Medical Reimbursement ($)	Total ($)
Paul D. Meringolo	$4,047	$1,319	$8,635	$5,000	$19,001
Richard G. Satin (1)	6,620	1,573	2,700	—	10,893
Charles L. Kelly, Jr.	3,911	1,290	—	—	5,201
Eric Liu	—	1,319	4,028	—	5,347

(1)	Mr. Satin resigned as General Counsel on October 5, 2009.

Grants of Plan Based Awards Table

The following table details each grant of an award to a Named Executive Officer during the fiscal year ended March 31, 2010 on a discretionary basis, and are not based upon pre-determined performance criteria.

Name and Principal Position	Grant Date	Stock Awards: Number of Shares of Stock	Option Awards: Number of Securities Underlying Options	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1)
Paul D. Meringolo	6/2/2009	—	50,000	$10.58	$282,885
President & CEO

Richard G. Satin (2)	6/2/2009	—	30,000	$10.58	$169,731
Vice President – General Counsel

Charles L. Kelly Jr.	4/16/2009	—	20,000	$10.27	$104,904
Chief Financial Officer	6/2/2009	—	10,000	$10.58	$56,577

Eric Liu	6/2/2009	—	30,000	$10.58	$169,731
Vice President of Operations

(1)	The amounts shown are the grant date fair value of each equity award computed in accordance with ASC 718 – Stock Compensation.

(2)	Mr. Satin resigned as General Counsel on October 5, 2009.

Equity Compensation Plan Information

The following table shows, as of March 31, 2010, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options (1)	Weighted-average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (4)
Equity compensation plans approved by stockholders (2)	1,319,562	$12.88	1,559,813
Equity compensation plans not approved by stockholders (3)

Total	1,319,562	$12.88	1,559,813

(1)	All share amounts and exercise prices have been adjusted to reflect our 3-for-2 stock split paid on February 9, 2007.

(2)	Includes the 1994 Stock Incentive Plan, 1989 Non-Qualified Stock Option Plan and 1996 Non-Employee Stock Option Plan, all of which have been approved by our stockholders.

(3)	We do not have any equity compensation plans that have not been approved by our stockholders.

(4)	Excludes securities to be issued upon exercise of outstanding options.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes for each Named Executive Officer unexercised stock options and unvested restricted stock awards outstanding as of March 31, 2010 that have been granted under the Company’s 1994 Stock Incentive Plan (“Incentive Plan”) and 1989 Non-Qualified Stock Option Plan (“Option Plan”).

Outstanding Equity Awards as of March 31, 2010

	Option Awards (1)					Stock Awards (1)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($/sh)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (2)
		Exercisable	Unexercisable
Paul D. Meringolo		—				1/26/2006	1,875	23,006
President & CEO	6/2/2009		50,000	10.58	6/2/2019

Total		—	50,000	—

Richard G. Satin (2)						1/26/2006	1,875	23,006
Vice President – General	5/22/2007	12,500	12,500	21.67	5/21/2017
Counsel	5/29/2008	—	20,000	16.95	5/27/2018
	6/2/2009	—	30,000	10.58	6/2/2019

Total		12,500	62,500	15.98

Charles L. Kelly, Jr.	5/7/2008	5,000.00	15,000	15.54	5/5/2018		—	—
CFO	4/16/2009	—	20,000	10.27	4/14/2019
	6/2/2009	—	10,000	10.58	6/2/2019

Total		5,000.00	45,000	12.44

Eric Liu						1/26/2006	1,875	23,006
Vice President	4/6/2001	30,000	—	2.67	4/5/2011
of Operations	5/31/2002	45,000	—	8.50	5/20/2012
	5/29/2003	22,500	—	8.87	5/28/2013
	5/19/2004	30,000	—	11.48	5/18/2014
	5/23/2005	45,000	—	11.93	5/22/2015
	5/22/2007	12,500	12,500	21.67	5/21/2017
	5/29/2008	—	20,000	16.95	5/27/2018
	6/2/2009	—	30,000	10.58	6/2/2019

Total		185,000	62,500	11.08

(1)	All share amounts and exercise prices have been adjusted to reflect our Company’s 3-for-2 stock split distributed on February 9, 2007.

(2)	Mr. Satin resigned as General Counsel on October 5, 2009.

(3)	The table below shows the vesting schedule of unexercisable options reported in the “Number of Securities Underlying Unexercised Options – Unexercisable” column of the table above.

Grant Date	Vesting Schedule
5/22/2007	100% vests on 5/22/2010
5/7/2008	33% vests on 5/7/2010, 33% vests on 5/7/2011 and 33% vests on 5/7/2012
5/29/2008	50% vests on 5/29/2010 and 50% vests on 5/29/2011
4/16/2009	25% vests on 4/16/2010, 25% vests on 4/16/2011, 25% vests on 4/16/2012 and 25% vests on 4/16/2013
6/2/2009	25% vests on 6/2/2011, 25% vests on 6/2/2012 and 50% vests on 6/2/2013

(4)	The table below shows the vesting schedule of stock awards that have not vested reported in the “Stock Awards” columns of the table above.

Grant Date	Vesting Schedule
1/26/2006	100% vests on 1/26/2011

(5)	The market value of the restricted shares was calculated at $12.27 per share, the closing price of our Common Stock on March 31, 2010. Dividends are paid on outstanding shares of restricted stock at the same rate as paid to all stockholders of record.

Option Exercises and Stock Vested Table

The following table sets forth information for each Named Executive Officer on stock option exercises and vesting of restricted stock on an aggregated basis during the fiscal year ended March 31, 2010.

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (3)
Paul D. Meringolo	—	—	1,875	$26,100
President & CEO

Richard G. Satin (4)	142,500	$728,996	1,875	$26,100
Vice President – General Counsel

Charles L. Kelly Jr.	—	—	—	—
Chief Financial Officer

Eric Liu	52,500	$558,925	1,875	$26,100
Vice President of Operations

(1)	All share amounts have been adjusted to reflect our 3-for-2 stock split distributed on February 9, 2007.

(2)	The value realized on exercise is computed as the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(3)	The value realized on vesting is computed by multiplying the number of shares vesting by the market price of the underlying shares on the vesting date.

(4)	Mr. Satin resigned as General Counsel on October 5, 2009.

Potential Payments Upon Qualifying Termination as a Result of a Change in Control

The following table reflects the estimated potential compensation payable to each of the Named Executive Officers under our compensation and benefit plans and arrangements in the event of termination of such executive’s employment following a change in control. The amounts shown are estimates of the amounts that would be paid out to the executives upon termination of their employment assuming that such termination was effective March 31, 2010, and the exact amount of compensation any executive would receive could only be determined upon a true termination of employment as a result of a change in control.

Name	Cash Severance Payment ($)	Continuation of Medical/Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (2) ($)	Excise Tax Gross-up (3) ($)	Total Termination Benefits ($)
Paul D. Meringolo (1)
– Involuntary Termination Without Cause or Reason Termination after Change In Control	3,142,552	55,346	107,506	1,101,801	4,407,205
– Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

Charles L. Kelly, Jr (1)
– Involuntary Termination Without Cause or Reason Termination after Change In Control	989,250	32,142	56,900	359,431	1,437,723
– Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

Eric Liu (1)
– Involuntary Termination Without Cause or Reason Termination after Change In Control	1,004,038	32,214	73,706	369,986	1,479,944
– Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

(1)	The amounts shown in the table do not include the distribution of balances under our 401(k) Plan.

(2)	The amounts in this column represent the compensation to the Named Executive Officer due to accelerated vesting of equity awards.

(3)	Each change in control agreement provides for the payment of an excise tax gross-up if the Named Executive Officer would receive a greater after-tax benefit after payment of the excise tax; we have assumed for purposes of this table that the greatest after-tax benefit to each executive would entail us paying the excise tax. Calculation of the excise tax gross-up assumes a 40% individual tax rate.

Change in Control Agreements

We have entered into change in control agreements with Messrs. Meringolo, Kelly and Liu, the purpose of which is to encourage key management personnel to remain employed by us and to avoid distraction regarding potential or actual changes in control of our Company.

The change in control agreements provide for the payment of a severance benefit if the executive officer’s employment with us is terminated within 24 months after a change in control unless such termination is (1) due to death or disability, (2) by us for cause or (3) by the officer other than in specified circumstances constituting good reason.

Termination of employment by us is “for cause” if it is because of the executive officer’s (1) willful refusal to comply with written instruction of our Board; (2) dishonesty which results in a material loss to us or material injuring to our public reputation; or (3) conviction of any felony involving an act of moral turpitude. Termination of employment by the executive officer is for good reason if it is because (1) a material change in duties, responsibilities or reporting relationship; (2) a reduction in annual base salary, bonus opportunity or benefits or (3) a relocation of place of employment by more than 50 miles.

A change in control is generally deemed to have occurred under the agreements if:

(i)	any person acquires 20% or more of our voting securities;

(ii)	if our directors cease to constitute at least a majority of our Board, unless approved by a vote of at least a majority of the incumbent directors; or

(iii)	upon the approval by stockholders of a merger or consolidation of our Company (or any subsidiary) other than (a) a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the voting power of our securities (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of our Company in which no person acquires more than 20% of the combined voting power of our then-outstanding securities; or

For the Named Executive Officers, the severance benefit is as follows:

(i)	a lump sum payment equal to three times the sum of the officer’s highest annual salary within the five year period preceding termination plus a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive;

(ii)	an amount equal to any excise tax charge to the executive officer as a result of the receipt of any change in control payments (each change in control agreement provides for the payment of an excise tax gross-up if the Named Executive Officer would receive a greater benefit after payment of the excise tax);

(iii)	continued participation for a period of three years after the termination in our medical benefits and life insurance plans; and

(iv)	all shares of restricted stock granted to the executive officer vest and all stock options vest and become immediately exercisable.

1989 Non-Qualified Stock Option Plan

The 1989 Non-Qualified Stock Option Plan (the “Plan”), which expires December 31, 2015, was approved by the stockholders in October 1990 and amended in September 1992, August 1996, August 1998 and August 2006 and covers 2,650,000 shares our Common Stock. Under the terms of the Plan, the purchase price of the shares subject to each option grant will not be less than 85% of the fair market value at the date of grant. The date of exercise may be determined at the time of grant by our Board, but may not exceed five years and the years for options granted after August 1998. During the fiscal year ended March 31, 2010, options were granted under the Non-Qualified Plan to purchase 173,000 shares of common stock. As of June 15, 2010, 184,938 shares remain available for issuance under the Plan.

As our stock option plan, along with the 1994 Stock Incentive Plan, it is intended to serve as an additional incentive to all employees and key individuals to devote themselves to our future success by providing them with an opportunity to increase their proprietary interest through the receipt of options to purchase our common stock.

The Plan is administered by the Compensation Committee of our Board (the “Committee”), each of whom must be “disinterested” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934. The Committee determines and designates those employees who are to be granted stock options under the Plan and the number of shares to be subject to such options and, as hereinafter described, the nature and terms of the options to be granted. The Committee shall also, subject to the express provisions of the Plan, have authority to interpret the Plan and to prescribe, amend, and rescind the rules and regulations relating to the Plan.

Unless otherwise noted in an individual option agreement or other agreement governing an award under the Plan, any unvested stock options held by an employee at the time of his termination of service from us for any reason will be forfeited.

1994 Stock Incentive Plan

The 1994 Stock Incentive Plan (the “Incentive Plan”) was approved by the stockholders in August 1994 and amended in August 1998, August 2001, August 2003, August 2004 and August 2006. The Incentive Plan increases our flexibility in structuring equity-based incentive compensation by broadening the types of incentive awards that may be made, the granting of incentive stock options, shares of restricted stock and non-qualified stock options. Our Board believes that a flexible plan is needed to fashion equity-based incentives consistent with our philosophy of linking executive compensation to total stockholder returns and our long-term financial performance.

During the fiscal year ended March 31, 2010, options were granted under the Incentive Plan to purchase 140,000 shares of common stock, all of which were to the Named Executive Officers, at exercise prices ranging from $10.58 to $16.95. As of June 15, 2010, 585,125 shares remain available for the issuance under the Incentive Plan. The shares available for issuance under the Incentive Plan will also be increased to the extent any stock options expire or terminate unexercised.

The Incentive Plan is administered by the Committee. Directors who are our employees are not eligible to serve as members of the Committee. The Committee determines the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards, subject to the limitations described below and set forth in the Incentive Plan. The terms and conditions of each award are set forth in a written agreement with a participant or a written program established by the Committee. All of our officers and key employees and our affiliates are eligible to participate in the Plan.

The number of shares of common stock reserved under the Incentive Plan is subject to adjustment in the event of stock dividends, stock splits, recapitalization and similar events.

The per share exercise price of any options may not be less than the fair market value of a share of common stock at the time of grant. Once an option is granted, the exercise price may not be reduced and an option may not be exchanged for a new option with a lower exercise price.

The Committee shall determine whether stock option awards shall be settled in cash or in shares of common stock value on the date of payment. The Committee also shall be authorized to accelerate the vesting, exercisability and settlement of awards and to permit the exercise price on an option to be paid in cash or by the delivery or withholding of shares.

The Committee may provide with respect to any award that, in the event of a Change of Control (as defined in the Incentive Plan) of our company, the award shall be cashed out in an amount based on the fair market value of the common stock without regard to the exercisability of the award or any other conditions or restrictions. For purposes of the table above reflecting the payments and benefits that an executive could receive upon a change in control, we have assumed that the acceleration for the awards was governed by the change in control agreements, and not by the terms of the Incentive Plan.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

On an ongoing basis, the Audit Committee is required by its charter to review all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under NASDAQ’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

Transactions

Since the beginning of the fiscal year ended March 31, 2010, we have not participated in (or proposed to participate in) any transactions with any related persons.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during the fiscal year ended March 31, 2010 were Henry A. Berling (Chairman), William W. Burke, Kenneth W. Davidson, Kenneth R. Newsome. Bernard Wengrover resigned from the Compensation Committee in August 2009.

During the fiscal year ended March 31, 2010:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of our company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which we were a participant and the amount involved exceeded $120,000;

•

none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee with similar function or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board.

OTHER MATTERS

As of the date hereof, our Board knows of no other business to be presented at the Annual Meeting. If, however, any other matter properly comes before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote the proxy in accordance with the discretion and instruction of our Board.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2011 ANNUAL MEETING

Pursuant to the SEC’s rules and regulations, stockholders interested in submitting proposals for inclusion in our proxy materials and for presentation at our 2011 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934. In general, stockholders proposals must be received by our Corporate Secretary at the address indicated above no later than February 23, 2011 to be eligible for inclusion in our proxy materials.

In addition, stockholders may present business at a stockholder meeting without having submitted the proposal pursuant to Rule 14a-8 as discussed above. For business to be properly brought or nominations of persons for election to our Board to be properly made at the time of our 2011 Annual Meeting of Stockholders, notice must be received by our Corporate Secretary in compliance with our Certificate of Incorporation. Our Certificate of Incorporation provides that a stockholder entitled to vote for the election of directors may nominate persons for election as directors only at an annual meeting and if written notice of such stockholder’s intent to make such nomination or nominations has been given to our Corporate Secretary not later than 90 days prior to the first anniversary of the date of the last meeting of stockholders calling for the election of directors. Accordingly, our Corporate Secretary must receive written notice of a stockholder nomination to be acted upon at the 2011 Annual Meeting no later than the close of business on May 14, 2011. The stockholder’s notice must include the following information:

•	the name, age and address of the stockholder intending to make the nomination and of the person or persons to be nominated;

•

a representation that the stockholder is a stockholder of record entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name, age and business address and, if known, residence address of each director nominee;

•	the principal occupation or employment of each director nominee;

•

a description of all arrangements or understandings between the stockholder and each director nominee and any other person(s) naming such person(s) pursuant to which the nomination is to be made by the stockholder;

•

any other information regarding each director nominee proposed by the stockholder as would be required to be disclosed in solicitations or proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board; and

•	the written consent of the nominee to serve as a director if elected.

The requirements found in our Certificate of Incorporation are separate from the requirements a stockholder must meet to have a proposal included in our proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934.

ANNUAL REPORT

A copy of our Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, accompanies this proxy statement. Except for the financial statements included in the Annual Report that are specifically incorporated by reference herein, the Annual Report is not incorporated in this proxy statement and is not be deemed part of this proxy soliciting material.

We have filed our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder, we will mail, without charge, a copy of our Annual Report on Form 10-K, including the financial statements and financial statements schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

ANNUAL MEETING OF STOCKHOLDERS OF

MEDICAL ACTION INDUSTRIES INC.

August 12, 2010

Co. #	Acct. #

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS

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	☒	Please mark your
votes as in this example.

		FOR	WITHHELD

1.	Election of Directors:	☐	☐	NOMINEES: Paul D. Meringolo Kenneth R. Newsome	2.	Ratification of the Audit Committees selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2011.	FOR ☐	AGAINST ☐	ABSTAIN ☐

FOR, EXCEPT vote withheld from the following nominee(s):
	____________________________________________					THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN. IF NO INSTRUCTIONS ARE INDICATED, THE PERSONS NAMED IN THE PROXY HEREIN WILL VOTE ALL SHARES IN THE NAME OF THE UNDERSIGNED FOR THE MATTERS SET FORTH HEREIN AND, IN THEIR DISCRETION, FOR ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please mark, date, sign and promptly return this proxy in the accompanying envelope. No postage is required if mailed within the United States.

Signature ________________                Date ________________                Signature ________________                Date ________________

NOTE:	Please sign exactly as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, etc., indicate title. If the signer is a corporation, sign in the corporate name by a duly authorized officer.

MEDICAL ACTION INDUSTRIES INC.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoints Paul D. Meringolo and Charles L. Kelly, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Medical Action Industries Inc. (the “Company”) to be held on August 12, 2010 at 9:00 a.m., eastern time, and any adjournment(s) or postponement(s) thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this Proxy Card, and in their discretion upon such other matters as may come before the meeting.

(Continued and to be signed on reverse side)